EXHIBIT 5.2

上海市浦东新区银城中路68号时代金融中心41层 邮政编码 200120

41st Floor, Times Financial Center, No. 68 Yincheng Middle Road, Pudong New District, Shanghai

电话/Tel：+(8621) 6074 2939

网址/Web: http://www.zhihenglawyer.com

2025年9月11日

FARMMI, INC.

No. 307, Tianning Industrial Area

Lishui, Zhejiang Province

People’s Republic of China

PRC Legal Opinion on Certain Matters Relating to Form F-3 Registration Statement

Ladies and Gentlemen:

一、引言 Introduction

我们为中华人民共和国（“中国”或“PRC”，本意见书中不包括香港特别行政区、澳门特别行政区及台湾地区）合格执业律师，具备根据现行中国法律法规出具法律意见书的资格。本律师事务所作为Farmmi, Inc.（“公司”，为开曼群岛注册成立的公司）的中国法律顾问，公司主要经营活动由其持有的中国境内全资子公司（“中国子公司”）开展。现公司准备向美国证券交易委员会（“SEC”）提交Form F-3注册声明（“本注册声明”），本意见书即为配合该项注册提交之中国法律意见。

我们已审阅公司提供的中国子公司的企业工商登记文件、相关政府核发的许可证件、以及相关法律法规资料。

本意见仅针对本注册声明提交之用途出具，未经我们事先书面同意，不得用于其他目的。

We are qualified lawyers of the People’s Republic of China (“PRC”, for the purpose of this opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion pursuant to the PRC laws and regulations currently in force.

We act as PRC counsel to Farmmi, Inc. (the “Company”), a Cayman Islands company with its principal business operations conducted through its wholly-owned subsidiaries incorporated in the PRC (the “PRC Subsidiaries”). In connection with the Company’s filing of a registration statement on Form F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), we have been requested to provide this opinion on certain PRC legal matters.

In rendering this opinion, we have examined copies of the corporate documents of the PRC Subsidiaries, approvals and licenses issued by competent PRC governmental authorities, as well as relevant public regulations and rules.

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This opinion is delivered solely in connection with the Registration Statement and may not be used for any other purpose without our prior written consent.

二、文件与调查 / Documents and Investigation

在出具本意见书时，我们查阅并审阅了下列文件及资料：

In rendering this opinion, we have examined the following documents and materials:

1、公司的营业执照、公司章程及其他基本注册文件；

The Company’s business license, articles of association, and other corporate registration documents;

2、公司董事会及股东会相关决议文件；

Resolutions of the board of directors and shareholders of the Company;

3、公司管理层就若干事实所作出的确认与陈述。

Confirmations and representations made by the Company’s management with respect to certain factual matters.

三、法律意见 Opinions

1、公司主体资格 Corporate Status

中国子公司均依法成立，并为合法存续的有限责任公司，具备完整的法人资格；每家子公司均持有由国家市场监督管理总局（“SAMR”）或其地方分支核发的有效营业执照。

Each PRC Subsidiary has been duly incorporated and is validly existing as a limited liability company under PRC laws, with full legal person status. Each holds a valid business license issued by the State Administration for Market Regulation (“SAMR”) or its local counterpart.

2、业务范围与外资准入 Business Scope and Foreign Investment

中国子公司主营业务包括农产品、食品相关技术服务与销售，不在《外商投资准入特别管理措施（负面清单）（2024年版）》的限制范围内。根据现行中国法律，无需履行外商投资审批。

The principal businesses of the PRC Subsidiaries involve agricultural products, food-related services and biotechnology. These businesses are not included in the Special Administrative Measures (Negative List) for Foreign Investment Access (2022 Version). Accordingly, the PRC Subsidiaries are not subject to foreign-investment restrictions under current PRC laws.

3、许可与审批 Licenses and Approvals

中国子公司目前所开展业务已获得所需的重要审批、许可证件。据我们所知，相关许可无被拒、无被撤销、无被责令整改的情况。

The PRC Subsidiaries have obtained all material approvals, permits, and licenses necessary for their business operations. To our knowledge, no such approval has been denied, revoked, or subject to enforcement action.

4、 网络与数据合规 Cybersecurity and Data Protection

根据《网络安全审查办法（2022）》，若在线平台运营者持有超过一百万用户个人信息或进行影响国家安全的数据处理，需进行网络安全审查。公司相关业务处理的个人信息用户数量远少于一百万，且所涉数据不涉及国家安全，因此我们认为公司不属于强制审查范围。但应注意中国数据安全法规不断演进，未来可能产生更多合规义务。

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Under the Cybersecurity Review Measures (2022), operators with over one million users or whose data processing may affect national security are required to undergo cybersecurity review before overseas listing. The Company processes personal information of far fewer than one million users, and the data involved does not implicate national security. Accordingly, the Company is not subject to mandatory cybersecurity review under current rules. However, PRC data security laws are evolving, and future developments may impose added compliance responsibilities.

5、境外发行与 CSRC 备案 Overseas Offering and CSRC Filing

中国证监会于 2023 年 2 月 17 日发布《境内企业境外发行上市试点办法》，自 2023 年 3 月 31 日起施行。本公司在此之前已在纳斯达克上市，属于“境外已上市”既有发行人，公司后续进行跟投、再融资、重大事项、控制权变化等，应按规定及时进行备案。本次发行公司已经于2025年8月12日在中国证监会备案。

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Enterprises* (the “Trial Measures”), which came into effect on March 31, 2023. The Company had already been listed on the NASDAQ prior to the implementation of the Trial Measures, and therefore qualifies as an “existing overseas listed issuer.” In the event of subsequent follow-on offerings, refinancing, material events, or changes of control, the Company shall make the requisite filings with the CSRC in a timely manner in accordance with the applicable regulations. The Company has duly completed the filing of this offering with the CSRC on August 12, 2025.

6、涉密与档案管理 Confidentiality and Archives Regulations

我们已审阅《境内企业境外发行上市保密与档案管理规定》，自 2024 年 6 月 19 日起生效。截止本意见日，公司及中国子公司未向任何证券服务机构、海外监管机构或其他相关方提供涉及国家秘密或政府工作秘密的文件或资料。未来进行海外发行，应严格依法合规处理涉密信息。

We have reviewed the Provisions on Strengthening Confidentiality and Archives Administration related to Overseas Securities Offering and Listing by Domestic Enterprises, effective March 31, 2023. As of the date hereof, neither the Company nor its PRC Subsidiaries have provided any documents involving state secrets or government working secrets to securities service providers or overseas regulators. The Company must comply with these requirements in future offerings.

五、适用范围与免责声明 Qualifications

本意见书所依据之中国法律系截至出具之日有效之法律法规。我们不就本意见书所未明确涵盖之其他国家/地区法律发表任何意见。本意见基于现行立法与监管政策，若后续发生法律变更、监管解释或政策调整，其可能影响本意见之适用效力。我们亦不对公司对第三方作出的任何声明、代表或保证（Representations & Warranties）表达观点。本意见仅代表意见出具之当日之状况，未来情况变化我们不承担更新义务。

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This opinion is confined to PRC laws in force as of the date hereof. We express no opinion on any laws of other jurisdictions. This opinion is based solely on current PRC legislation and regulatory interpretations; future changes to law or enforcement policy may affect its validity. We do not opine on representations or warranties made by the Company to any third-party. This opinion speaks only as of its date, and we undertake no obligation to update it in light of future developments.

六、同意披露 Consent to Filing

我们同意将本意见书作为附件提交至本次 Form F-3 注册声明。我们同意该意见的名称出现于注册文件，但该同意不构成我们承认本律师为《1933 年证券法》第 7 条或相关规定下必须取得同意的类别人士。

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall into the category of persons whose written consent is required under Section 7 of the Securities Act of 1933 or the rules promulgated thereunder.

Yours faithfully,

 /s/ Guangdong Zhiheng (Shanghai) Law Firm

Guangdong Zhiheng (Shanghai) Law Firm

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